Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Rick Anguilla Under Armour, Inc. Tel: 410.454.6478 Financial Media: Melissa Merrill Financial Dynamics Tel: 212.850.5600

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 2006 FIRST QUARTER RESULTS

~ Net Revenue Increases 50.7% to $87.7 Million; Diluted EPS of $0.18 ~

~ Raises 2006 Net Revenue Outlook to $380 Million - $390 Million (+35% - 39% over 2005) ~

~ Raises 2006 Net Income Outlook to $31 Million - $32 Million (+57% - 62% over 2005) ~

Baltimore, MD (April 26, 2006) – Under Armour, Inc. (Nasdaq: UARM) today announced financial results for the first quarter ended March 31, 2006.

Highlights:

•	Company posted $14.2 million in operating income for the quarter versus $4.9 million in Q1’05

•	First quarter net income increased to $8.7 million versus $2.5 million in Q1’05

•	Diluted EPS reached $0.18 for the period versus $0.05 in Q1’05

Net revenues, which consist of net sales and license revenue, increased 50.7% in the first quarter to $87.7 million compared to net revenues of $58.2 million in the first quarter of 2005. First quarter net sales, which consist of Under Armour products sold globally other than through licensees, increased 50.3% to $85.3 million from $56.8 million in the same period of 2005.

Licensing revenue increased 65.8% to $2.4 million from $1.4 million last year reflecting continued strong results from existing licensing partnerships and the shift to licensees of certain products formerly in the Accessories category.

First quarter net income increased to $8.7 million compared to $2.5 million in the same period of 2005. Diluted earnings per share was $0.18, on weighted average common shares outstanding of 49.5 million compared to $0.05 per share on weighted average common shares outstanding of 37.9 million in the first quarter of the prior year.

“These results reflect the rapidly accelerating strength of the Under Armour brand,” stated Kevin A. Plank, Chairman, CEO, and President of Under Armour, Inc. “The significant increase in profitability highlights our focus on driving bottom line results through operational excellence as our revenues continue to grow rapidly.”

“We exceeded our performance goals for the period as our top line benefited from continued strong sales contributions from all product categories throughout all channels of distribution,” Mr. Plank added. “Our Men’s category posted a 31.8% sales increase to $52.5 million for the quarter, largely a result of our ability to successfully introduce exciting new product offerings including our golf polos as well as the continued expansion of our product within existing doors. This was coupled with the ongoing strong demand that the Under Armour brand enjoys among our core consumers.”

Mr. Plank continued, “We are particularly pleased with the performance of our Women’s category as it was the standout for the quarter, increasing 112.1% to $21.0 million. Growth in Women’s exemplifies our ability to successfully broaden the product line through our innovative marketing and merchandising strategies. Additionally, our Youth category increased 119.7% to $7.0 million as we expanded the line to offer a wider assortment of sizes to satisfy a broader age range.”

Gross margin increased to 50.5% compared to 44.4% in last year’s first quarter, primarily as a result of better sourcing initiatives and an inventory write down in the prior year. Selling, general and administrative expenses were 34.3% of net revenues compared to 36.0% in the same period of the prior year. The 170 basis point improvement resulted primarily from lower marketing expenditures as a percentage of revenue for the quarter and leverage gained from higher sales volumes. Operating income as a percentage of net revenues for the quarter increased to 16.2% compared to 8.4% in the same period of 2005. Cash and cash equivalents, net of debt, were $49.8 million at March 31, 2006.

Wayne A. Marino, Executive Vice President and Chief Financial Officer of Under Armour, Inc. added, “We remain focused on our disciplined approach to running the business and this continues to be a top priority for us, as evidenced by our margin improvement. During the period we strengthened our infrastructure with the completion of our SAP apparel and footwear systems implementation. This system became operational in April and will enable us to better support our growth initiatives.”

Mr. Plank concluded, “The Under Armour brand continues to expand its presence within our retail partners and we are delighted that retailer demand for our new footwear product has been so strong. Looking ahead, we are encouraged about our future growth prospects and see a number of untapped opportunities to explore, both domestically and internationally. More importantly, we have assembled the core management team to execute our vision and growth plans.”

Increasing Outlook for 2006

Due to the strength of the first quarter, favorable business trends and the momentum that the Company continues to see in its Men’s, Women’s and Youth businesses, Under Armour management is increasing its outlook for 2006. The Company now expects net revenue in the range of $380 million to $390 million, a 35% to 39% increase from 2005, and net income in the range of $31 million to $32 million, which represents a 57% to 62% increase from 2005.

For the second quarter, the Company expects net revenue in the range of $70 million to $75 million. The Company remains opportunistic in executing its marketing strategy and is committed to a marketing budget of 10% to 12% of net revenue for the full year. However, in the second quarter, the Company plans incremental marketing spending to support its footwear launch and to drive other Under Armour brand initiatives throughout the year. As a result of the timing of this increase in marketing, the Company expects Second Quarter net income in the range of $250,000 - $750,000. The Company continues to expect fully diluted weighted average number of shares outstanding of approximately 50 million for 2006.

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, April 26th, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NASDAQ: UARM) is a leading developer, marketer and distributor of branded performance products for men, women and youth. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are worn by professional football, baseball, and soccer players, as well as athletes in major collegiate and Olympic sports. The Company’s products are currently sold in the United States, Canada, Japan and the United Kingdom. The Company’s European headquarters is located in Amsterdam¹s Olympic Stadium, and its global headquarters is located in Baltimore, MD. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter Ended March 31, 2006

(Amounts in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 3/31/06	% of Net Revenue	Quarter Ended 3/31/05	% of Net Revenue
Net revenue	$87,696	100.0%	$58,187	100.0%
Cost of goods sold	43,384	49.5%	32,349	55.6%

Gross profit	44,312	50.5%	25,838	44.4%
Operating Expenses:
Selling, general and administrative expenses	30,132	34.3%	20,941	36.0%

Income from operations	14,180	16.2%	4,897	8.4%
Other Expenses:
Interest income (expense), net	498	0.5%	(589)	(1.0)%

Income before income taxes	14,678	16.7%	4,308	7.4%
Provision for income taxes	5,944	6.7%	1,799	3.1%

Net income	8,734	10.0%	2,509	4.3%

Accretion of and cumulative preferred dividends on Series A Preferred Stock	—	0.0%	598	1.0%

Net income available to common shareholders	$8,734	10.0%	$1,911	3.3%

Basic earnings per share	$0.19		$0.05
Diluted earnings per share	$0.18		$0.05

Average basic shares	46,486		35,525
Average diluted shares	49,499		37,850

NET REVENUE BY PRODUCT CATEGORY

	Quarter Ended 3/31/06	Quarter Ended 3/31/05	% Change
Mens	$52,509	$39,842	31.8%
Womens	20,985	9,893	112.1%
Youth	7,039	3,204	119.7%
Accessories	4,797	3,821	25.5%

Net sales	85,330	56,760	50.3%
Licensing revenue	2,366	1,427	65.8%

Net revenue	$87,696	$58,187	50.7%

Under Armour, Inc.

Quarter Ended March 31, 2006

(Amounts in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/06	As of 12/31/05
Assets
Cash and cash equivalents	$58,292	$62,977
Accounts receivable, net	63,217	53,132
Inventory	53,475	53,607
Other receivables and current assets	5,162	5,252
Deferred income taxes	6,334	6,822

Total current assets	186,480	181,790
Property and equipment, net	23,659	20,865
Deferred income taxes	99	—
Other non-current assets	993	1,032

Total	$211,231	$203,687

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and income taxes payable	$41,805	$43,864
Current maturities of long term debt	3,845	3,808

Total current liabilities	45,650	47,672

Long term debt, net of current portion	4,605	4,583
Deferred income taxes	—	330
Other long term liabilities	276	272
Total liabilities	50,531	52,857

Stockholders’ equity	160,700	150,830

Total	$211,231	$203,687

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